Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 File No. 333-116871 and the Registration Statement on Form S-8 File No. 333-115147 INTAC International, Inc. and in the related prospectuses of our report dated February 18, 2005, with respect to the financial statements of Beijing Huana Xinlong Information & Technology Development Company Co., Ltd as of November 30, 2004 and the results of its operations and its cash flows for the period from inception (February 26, 2004) through November 30, 2004, included in this Current Report on Form 8-K/A filed with the Securities and Exchange Commission.

/s/ KBA Group LLP
Dallas, Texas
March 16, 2005